UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Avalon Holdings Corporation

(Exact name of registrant as specified in its charter)

Ohio	34-1863889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One American Way
Warren, Ohio	44484
(Address of principal executive offices)	(Zip code

Avalon Holdings Corporation 2019 Long-term Incentive Plan

(Full title of the plan)

Bryan P. Saksa

Chief Financial Officer

One American Way, Warren, Ohio 44484

(Name and address of agent for service)

(330) 856-8800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated fi ler,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☑	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $.01 per share	1,228,000	$2.28	$2,799,840.00	$339.35

(1) Consists of shares of Class A Common Stock to be offered pursuant to Avalon Holdings Corporation 2019 Long-term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are such additional number of shares of Class A Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and Rule 457 (h) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the Common Stock on April 25, 2019 on the NYSE Amex.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information in Part I of Form S-8. The document containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) (1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 14, 2019;
(b)

The Registrant’s Current Reports on Form 8-K filed with the Commission on March 19, 2019, March 29, 2019 and April 25, 2019 only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(c)

The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 15, 2019, but only to the extent incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

(d)	The description of the Registrant’s Class A Common Stock, par value $.01, contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on May 8, 1998.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provides that, to the fullest extend permitted by Ohio General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Ohio law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Ohio law.

Item 7. Exemptions from Registration Claimed.

 Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Certificate of incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-14105), filed on May 8, 1998).

4.2	Avalon Holdings Corporation 2019 Long-term Incentive Plan.

5.1	Opinion of Brouse McDowell, A Legal Professional Association, regarding the validity of the securities being registered.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Brouse McDowell, A Legal Professional Association (included in Exhibit 5.1).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Warren, Ohio, on April 26, 2019.

Avalon Holdings Corporation

By: /s/ Bryan P. Saksa
Bryan P. Saksa, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald E. Klingle and Bryan P Saksa, and each of them, acting individually and without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated:

/s/ Ronald E. Klingle	Chairman of the Board, Chief Executive	April 26, 2019
Ronald E. Klingle	Officer and Director (Principal Executive Officer)

/s/ Bryan P. Saksa	Chief Financial Officer, Treasurer, Secretary	April 26, 2019
Bryan P. Saksa	and Director (Principal Financial and Accounting Officer)

/s/ Kurtis D. Gramley	Director	April 26, 2019
Kurtis D. Gramley

/s/ Stephen L. Gordon	Director	April 26, 2019
Stephen L. Gordon

/s/ David G. Bozanich	Director	April 26, 2019
David G. Bozanich